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EXHIBIT 10.3 EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND DONALD A. NUNEMAKER
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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of the 21st day of November, 2000, by and between Willis Lease Finance Corporation, a Delaware corporation ("EMPLOYER"), and Donald A. Nunemaker ("EMPLOYEE").

                                    RECITALS

         WHEREAS, Employee is the Executive Vice President, Chief Administrative Officer of Employer;

         WHEREAS, Employee and Employer desire to put into writing the terms of Employee's employment agreement; and

         WHEREAS, Employee acknowledges that he has had an opportunity to consider this Agreement and consult with independent advisors of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth, as the Executive Vice President Chief Administrative Officer of Employer. Employee shall devote his full time and attention, with undivided loyalty, to the business and affairs of Employer during the Employment Term. Employee shall not engage in any other business or job activity during the Employment Term without Employer's prior written consent.

         2.       TERM.

                  (a) The term of Employee's employment under this Agreement shall be for a two (2) year period commencing on or about November 21, 2000 ("START DATE") and ending on November 21, 2002 (as may be extended hereunder, the "EMPLOYMENT TERM"), unless otherwise terminated pursuant to the terms hereof. Each full twelve month period Employee is employed by Employer shall be referred to herein as an "EMPLOYMENT YEAR."

                  (b) After the expiration of the initial Employment Term and until the Termination Date (as defined below), Employee's employment will automatically renew for a period of one year, each year, on the same terms and conditions as are set forth herein, unless either party gives the other written notice of nonrenewal at least six (6) months prior to the end of the last applicable Employment Year. Employee shall be entitled to the payments set forth in Section 7 or Section 8 hereof in the event either party gives the other such a notice of nonrenewal.

                  (c) Upon the occurrence of a Change in Control, this Agreement shall be automatically extended for a period equal to the greater of: (I) the remaining Employment Term, and (II) the eighteen month period commencing on the date of the Change in Control event and ending on the eighteen month anniversary of the Change in Control event (the "CHANGE IN CONTROL EXTENSION"). "CHANGE IN CONTROL" means the occurrence of any of the following events: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Charles F. Willis IV or an Affiliate (as defined in Section 13) of Charles F. Willis IV, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Employer representing at least fifty percent (50%) of the total voting power represented by Employer's then outstanding voting securities; or
(ii) the stockholders of Employer approve a

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merger or consolidation of Employer with any other corporation, other than a merger of consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty (50%) of the total voting power represented by the voting securities of Employer or such surviving entity outstanding immediately after such a merger or consolidation, or the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer or an agreement for the sale or disposition by Employer or all of substantially all of Employer's assets, provided, however, that if such merger, consolidation, liquidation, dissolution, sale or disposition does not subsequently close, a Change in Control shall not be deemed to have occurred; or (iii) individuals who are directors of Employer as of the date hereof cease for any reason to constitute a majority of Employer's Board of Directors (the "BOARD") unless such change(s) is approved by a majority of the directors of Employer as of the date hereof.

         3.       DUTIES.

                  (a) Employee shall in good faith perform those duties and functions as are required by his position and as are determined and assigned to him from time to time by the Board or its designate(s). Notwithstanding the foregoing or any other provision in this Agreement, Employer shall have the right to modify from time to time the title and duties assigned to Employee so long as such title and duties are consistent with the usual and customary expectations of the type of position and function of Employee.

                  (b) Employee agrees to serve Employer faithfully and to the best of his ability; to devote his full-time and attention, with undivided loyalty, during normal business hours to the business and affairs of Employer, except during reasonable vacation periods and periods of illness and incapacity; and to perform such duties as the Board may assign, such duties to be of a character and dignity appropriate to the Executive Vice President, Chief Administrative Officer. Employee shall not engage in any other business or job activity during the Employment Term without Employer's prior written consent. Notwithstanding the foregoing, Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with Employee's performance of his duties hereunder.

         4. COMPENSATION. Employer agrees to provide as compensation to Employee the following salary, incentive, and benefits in exchange for the services described in Section 3 of this Agreement:

                  (a) BASE SALARY. Employer agrees to pay to Employee during the Employment Term an annual base salary in the amount of Two Hundred Thirty-Five Thousand Dollars ($235,000) per Employment Year less payroll deductions and all required withholdings, or such higher amount as the Board shall from time to time determine, such salary to be paid in accordance with the usual manner of payment of executive salaries by Employer, provided that for the purposes of this Section 4(a), the 2000 Employment Year shall be deemed to have begun on January 1, 2000 and Employee's base salary shall be adjusted retroactively. Employee's base salary shall be paid not less frequently than semi-monthly in accordance with Employer's usual payroll practices. The Compensation Committee of the Board will review Employee's base salary no less than once annually, and shall have sole discretion to increase or decrease (subject to the next sentence hereof) the base salary. Employee's base salary may only be decreased in connection with a salary reduction program approved by the Board which affects all senior executive officers of Employer.

                  (b) INCENTIVE COMPENSATION. In addition to Employee's base salary, Employee shall participate in and, to the extent earned or otherwise payable thereunder, receive periodic incentive cash bonuses pursuant to any incentive plans currently maintained or hereafter established by Employer and applicable to an employee of Employee's position, which presently is the 2000 Incentive Compensation Plan For Executive Officers. Employee's entitlement to incentive bonuses is discretionary and shall be determined by the Board or its Compensation Committee in good faith based upon the duties of Employee's position, the extent to which Employee's individual performance objectives and Employer's profitability objectives and other financial and non-financial objectives were achieved during the applicable bonus period and comparative market practices. The 2000 Incentive Compensation Plan For Executive Officers provides that in addition to Employee's base salary, Employee shall be paid a cash bonus of up to 85% of Employee's base salary ("Incentive Bonus"). The first 70% of the Incentive Bonus

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shall be conditioned upon attaining an earnings per share ("EPS") target as set by the Board. The remaining 30% shall be conditioned upon achieving individual milestones and/or objectives established by the Chief Executive Officer for Employee. The Compensation Committee of the Board will annually set the target EPS and approve the incentive compensation plan.

         5.       BENEFITS AND PERQUISITES.

                  (a) BENEFITS. Employer shall provide Employee such employment benefits, equipment and support as are generally available to senior executive officers of Employer, including without limitation reimbursement of reasonable expenses incurred in performing his duties under this Agreement (including, but not limited to, expenses for entertainment, long distance telephone calls, lodging, meals, transportation and travel), coverage under medical, dental, long-term disability and group life insurance plans, and rights and benefits for which Employee is eligible under Employer's 401(k) and employee stock purchase plans.

                  (b) VACATION AND SICK PAY. Employee shall be eligible for vacation and sick leave in accordance with the policies of Employer in effect from time to time during the Employment Term. Employee shall be entitled to a period of annual vacation time equal to four (4) weeks during each Employment Year, to accrue pro rata during the course of the Employment Term. All accrued vacation and sick pay shall be paid to Employee in a lump sum payment on the date of a Change in Control or Retirement or termination of employment with Employer. For purposes of this Agreement, "RETIREMENT" means Employee's voluntary termination on a date after which Employee has reached the age of 55 and after which Employee has provided Employer with at least 10 years of service.

                  (c) PERQUISITES. Employer shall also provide Employee with a leased automobile having a cost of up to $65,000. In addition, Employer will reimburse Employee for expenses related to such automobile, including repairs and insurance. In addition, Employer shall also reimburse Employee for expenses related to financial, tax and estate planning services not to exceed an aggregate amount of $5,000 per Employment Year.

         6.       STOCK OPTIONS.

                  (a) Employee shall participate in Employer's Stock Option Plan ("PLAN") on the same terms as are generally available to senior executive officers of Employer and on terms which are in accordance with comparative market practices. The parties agree that any grant of stock options under the Plan or any similar plan is subject to the discretion of the Board based upon the duties of Employee's position, the extent to which Employee's individual performance objectives and Employer's profitability objectives and other financial and non-financial objectives were achieved during the applicable period and comparative market practices.

                  (b) In addition to any rights Employee may have under any Plan or specific option grants under any Plan, all stock options granted to Employee which would have otherwise vested during the period following the occurrence of a Change in Control shall immediately vest and become exercisable in the event of a Change in Control.

         7. TERMINATION/NONRENEWAL BY EMPLOYER. The date on which Employee's employment by Employer ceases, under any of the following circumstances, shall be defined herein as the "TERMINATION DATE." The employment of Employee may be terminated by Employer or Employer may decide not to renew this Agreement for any reason or no reason, with or without cause or justification, subject to the following:

                  (a) TERMINATION FOR CAUSE. If (i) Employee's employment is terminated by Employer for Cause (as defined below), or (ii) Employer gives Employee a notice of nonrenewal pursuant to Section 2(b) hereof for Cause, Employer's total liability to Employee or his heirs shall be limited to payment of any unpaid base salary and prorated annual incentive due for the year of termination (which shall be equal to the full amount of such annual incentive that would have been earned during such year multiplied by the quotient of
(i) the number of months actually worked during such year divided by (ii) twelve) and accrued vacation and sick pay, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement,

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including, without limitation, any severance payments. "CAUSE" includes, but shall not be limited to: (1) Employee's conviction of or plea of nolo contendere to any felony or gross misdemeanor charges brought in any court of competent jurisdiction; (2) any fraud, misrepresentation or gross misconduct by Employee against Employer; and (3) Employee's breach of this Agreement.

                  (b) TERMINATION WITHOUT CAUSE. If (i) Employee's employment is terminated by Employer without Cause, or (ii) Employer provides Employee with a notice of nonrenewal pursuant to Section 2(b) hereof without Cause, Employer will (A) in the case of termination, provide not less than six (6) months notice of termination or an amount equal to six (6) months of Employee's base salary in lieu of notice and (B) in the case of nonrenewal, provide notice of nonrenewal at least six (6) months prior to the end of the last applicable Employment Year or an amount equal to six months base salary in lieu of notice. In addition, in each of the foregoing scenarios, Employee will be paid the severance which is described in Section 9 below.

                  (c) FINAL TERMINATION DATE. This Agreement shall terminate without notice on the Final Termination Date. "FINAL TERMINATION DATE" means June 10, 2012, unless extended.

         8. TERMINATION/NONRENEWAL BY EMPLOYEE. The employment of Employee may be terminated by Employee or Employee may decide not to renew this Agreement for any reason or no reason, with or without cause or justification, subject to the following:

                  (a) VOLUNTARY RESIGNATION. If (i) Employee's employment terminates by reason of Employee's voluntary resignation (and is not a resignation for Good Reason), or (ii) Employee gives Employer a notice of nonrenewal pursuant to Section 2(b) hereof (which is not given for Good Reason), Employer's total liability to Employee shall be limited to payment of any unpaid base salary and prorated annual incentive due for the year of termination (which shall be equal to the full amount of such annual incentive that would have been earned during such year multiplied by the quotient of (i) the number of months actually worked during such year divided by (ii) twelve) and accrued vacation and sick pay, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any severance payments.

                  (b) RESIGNATION FOR GOOD REASON. If (i) Employee's employment terminates by reason of Employee's voluntary resignation for Good Reason, or
(ii) Employee provides Employer with a notice of nonrenewal pursuant to Section 2(b) hereof for Good Reason, Employee will be paid the severance which is described in Section 9 below. "GOOD REASON" means: Employee's voluntary termination following (i) a reduction in compensation which is not in proportion to any salary reduction program approved by the Board which affects all executive officers of Employer; (ii) a reduction in material benefits; (iii) not maintaining Employee's positions, title, duties and status or changing Employee's reporting obligations without Employee's written consent; (iv) requiring Employee to work at a location more than 50 miles from the location specified in Section 14; or (v) any willful and material breach by Employer of its obligations pursuant under this Agreement.

         Employee agrees to give Employer at least ninety (90) days prior written notice of termination of his employment and at least six months prior written notice of nonrenewal of this Agreement. Employer shall have the right in its sole discretion to continue to employ Employee for ninety days or six months, as applicable, or for a shorter period with pay in lieu of notice to Employee in the amount to which Employee would have been entitled if employed for the ninety-day or six month notice period.

         9.       SEVERANCE PAYMENT.

                  (a) AMOUNT. In the event severance is payable hereunder, such severance shall be in an amount equal to

                           (i) one times Employee's base salary at the time of termination, or if during a Change in Control Extension, one and one half times Employee's base salary at the time of termination, plus

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                           (ii) one times the average annual incentives paid to
         Employee attributable to the two years prior to the year of termination, or if during a Change in Control Extension, one and one half times the average annual incentives paid to Employee attributable to the two years prior to the year of termination, plus
                           (iii) any unpaid base salary and prorated annual incentive due for the year of termination (which shall be equal to the full amount of such annual incentive that would have been earned during such year multiplied by the quotient of (i) the number of months actually worked during such year divided by (ii) twelve) and accrued vacation and sick pay, plus
                           (iv)     distribution of unpaid deferred
         compensation, plus
                           (v)      immediate vesting of all stock
         options, plus
                           (vi) continued coverage under all group benefit plans (e.g., medical, dental and life insurance) for a period of one year following the Termination Date, or if during a Change in Control Extension, continued coverage under all group benefit plans (e.g., medical, dental and life insurance) for a period of eighteen months following the Termination Date, in each case at the same cost to Employee as prior to the Termination Date.

                  (b) PAYMENT. All cash components of the above-described severance payments shall be paid in a lump sum within 30 days of the date of termination of employment or, at the option of Employee and subject to the approval of Employer, in four equal installments, payable every three months, commencing on the date that is 30 days after the date of termination of employment.

                  (c) LIMITATION ON PAYMENTS. If any payment or benefit Employee would receive from Employer or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (PROVIDED, HOWEVER, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee's stock awards unless Employee elects in writing a different order for cancellation.

         The accounting firm engaged by Employer for general audit purposes as of the day prior to the effective date of the event that triggers the Payment shall perform the foregoing calculations. If the accounting firm so engaged by Employer is serving as accountant or auditor for the individual, entity or group effecting the "change in ownership" as described in Section 280G(b)(2)(A)(i) of the Code, Employer shall appoint a nationally recognized accounting firm to make the determinations required hereunder. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

         The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employer and Employee within fifteen (15) calendar days after the date on which Employee's right to a Payment is triggered (if requested at that time by Employer or Employee) or such other time as requested by Employer or Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employer and Employee.


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         10. BENEFITS UPON TERMINATION. Except as otherwise expressly provided by this Agreement and without limiting any rights granted to Employee hereunder, all benefits provided under Section 5 of this Agreement shall be extended, at Employee's election and cost, to the extent permitted by Employer's insurance policies and benefit plans, for one year after Employee's Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in Section 7 or 8.

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         11.      DEATH/DISABILITY.

                  (a) In the event (during the Employment Term) of Employee's death, (i) this Agreement shall terminate, (ii) Employer shall pay to Employee's estate or heirs any unpaid base salary and prorated annual incentive due for the year in which such event occurs (which shall be equal to the full amount of such annual incentive that would have been earned during such year multiplied by the quotient of (i) the number of months actually worked during such year divided by
(ii) twelve), and (iii) Employee's estate and heirs shall not be entitled to any severance payments hereunder. In addition, all unvested stock options granted to Employee shall immediately vest and such stock options shall become exercisable upon Employee's death. Employee's estate shall have the right to exercise such options for the shorter of (i) two (2) years from the date of death, and (ii) the term of the option.

                  (b) In the event (during the Employment Term) of Employee's long term disability (as defined in Employee's Group Disability Plan) and the passing of the Elimination Period (as defined in Employee's Group Disability
Plan), (i) this Agreement shall terminate, (ii) Employer shall pay to Employee any unpaid base salary and prorated annual incentive due for the year in which such event occurs (which shall be equal to the full amount of such annual incentive that would have been earned during such year multiplied by the quotient of (i) the number of months actually worked during such year divided by
(ii) twelve), and (iii) Employee shall not be entitled to any severance payments hereunder. In addition, all unvested stock options granted to Employee shall immediately vest. Employee shall have the right to exercise such options for the shorter of (i) two (2) years from the date of disability, and (ii) the term of the option.

         12.      MAINTENANCE OF CONFIDENTIALITY AND DUTY OF LOYALTY.

                  (a) GENERAL. Employee acknowledges that, pursuant to his employment with Employer, he will necessarily have access to trade secrets and information that is confidential and proprietary to Employer in connection with the performance of his duties. In consideration for the disclosure to Employee of, and the grant to Employee of access to such valuable and confidential information and in consideration of his employment, Employee shall comply in all respects with the provisions of this Section 12.

                  (b) NONDISCLOSURE. During the Employment Term and for a period of three (3) years thereafter, Confidential and Proprietary Information of Employer of which Employee gains knowledge during the Employment Term shall be used by Employee only for the benefit of Employer in connection with Employee's performance of his employment duties, and Employee shall not, and shall not allow any other person that gains access to such information in any manner to, without the prior written consent of Employer, disclose, communicate, divulge or otherwise make available, or use, any such information, other than for the immediate benefit of Employer. For purposes of this Agreement, the term "CONFIDENTIAL AND PROPRIETARY INFORMATION" means information not generally known to the public and which is proprietary to Employer and relates to Employer's existing or reasonably foreseeable business or operations, including but not limited to trade secrets, business plans, advertising or public relations strategies, financial information, budgets, personnel information, customer information and lists, and information pertaining to research, development, manufacturing, engineering, processing, product designs (whether or not patented or patentable), purchasing and licensing, and which may be embodied in reports or other writings or in blue prints or in other tangible forms such as equipment and models. Employee will refrain from any acts or omissions that would jeopardize the confidentiality or reduce the value of any Employer Confidential and Proprietary Information.

         (c) COVENANT OF LOYALTY. During the Employment Term, Employee shall not, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or as a more than 1% shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in any business in the continental United States that is in any way competitive with or similar to the business that is conducted by Employer or is in the same general field or industry as Employer. Without limiting

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the generality of the foregoing, Employee does hereby covenant that he will not, during the Employment Term:

                           (i)      solicit, accept or receive any
         compensation from any customer of Employer or any business competitive to that of Employer; or

                           (ii) contact, solicit or call upon any customer or supplier of Employer on behalf of any person or entity other than Employer for the purpose of selling, providing or performing any services of the type normally provided or performed by Employer; or

                           (iii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with Employer; or

                           (iv) induce or attempt to induce any person or entity to terminate, cancel or breach any contract which such person or entity has with Employer, or receive or accept any benefits from such termination, cancellation or breach.

                  (d) NO SOLICITATION. During the Employment Term and for a period of three years thereafter, Employee agrees not to interfere with the business of Employer or any Affiliate of Employer by directly or indirectly soliciting, attempting to solicit, inducing or otherwise causing any employee of Employer or any Affiliate of Employer to terminate his or her employment with Employer in order to become an employee, consultant or independent contractor to or for any other person or entity.

                  (e) INJUNCTIVE RELIEF. Employee expressly agrees that the covenants set forth in this Section 12 are reasonable and necessary to protect Employer and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential and Proprietary Information to competitors of Employer. Employee also agrees that Employer will be irreparably harmed and that damages alone cannot adequately compensate Employer if there is a violation of this Section 12 by Employee, and that injunctive relief against Employee is essential for the protection of Employer. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, Employer shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys' fees actually incurred in seeking such relief. Furthermore, Employee agrees that Employer shall not be required to post a bond or other collateral security with the court if Employer seeks injunctive relief. To the extent any provision of this Section 12 is deemed unenforceable by virtue of its scope or limitation, Employee and Employer agree that the scope and limitation provisions shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction where enforcement is sought.

         13. AFFILIATE. "Affiliate" means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first mentioned person.

         14. NOTICES. Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified, and with proper postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address from which Employee most recently communicated to Employer in writing. In the case of Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of corporate counsel. Notice given by personal service shall be deemed effective upon service. Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

         15. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, and their successors and assigns. As used in this Agreement, the term "SUCCESSOR" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, consolidation, or otherwise, acquired all or substantially all of the assets or business of Employer. This Agreement shall be deemed to be willfully breached by Employer if any such successor does not absolutely and unconditionally assume all of Employer's obligations under this Agreement and agree expressly to

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perform the obligations in the same manner and to the same extent as Employer would be required to perform such obligations in the absence of the succession. Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of Employer, which shall not be unreasonably withheld.

         16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and supersedes and replaces all prior agreements and understandings between the parties relating to the subject matter hereof.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         18. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement shall be finally settled by binding arbitration in the County of San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by Employer, one of whom shall be chosen by Employee, and the third of whom shall be chosen by the two arbitrators so selected. The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter in question, naming the arbitrator selected by it. If the other party shall fail within a period of 15 days after such notice shall have been given to reply in writing naming the arbitrator selected by it, then the party not in default may apply to the American Arbitration Association for the appointment of the second arbitrator. If the two arbitrators chosen as above shall fail within 15 days after their selection to agree upon a third arbitrator, then either party may apply to the American Arbitration Association for the appointment of an arbitrator to fill the place so remaining vacant. The decision of any two of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing signed in triplicate by the concurring arbitrators to each of the parties hereto. Employer shall pay the fees of the arbitrators so selected. The other expenses incurred in connection with the arbitration shall be paid in accordance with Section 18. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

         19. LEGAL FEES AND EXPENSES. In the event an action is brought to enforce any provision of this Agreement, Employee's legal fees and expenses shall be paid by Employer as incurred by Employee, unless Employee brings a claim which is determined by the arbitrator to be frivolous, in which case, Employee shall repay to Employer all amounts advanced by Employer to Employee in connection with such claim within thirty days of such determination.

         20. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         21. AMENDMENTS AND WAIVERS. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

         22. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         23. SECTION HEADINGS. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   "Employer"

                                   WILLIS LEASE FINANCE CORPORATION

                                   By:
                                        ----------------------------------------

                                   Name:  Charles F. Willis, IV

                                   Title:  PRESIDENT AND CHIEF EXECUTIVE OFFICER




                                   "Employee"

                                        ----------------------------------------
                                        Donald A. Nunemaker

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